Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-57859, 33-57861, 333-02899, 333-27755, 333-35879, 333-150201, 333-175538, 333-176815 and 333-197586), Form S-4 (Nos. 333-153747, 333-199168 and 333-200959) and Form S-8 (Nos. 33-52367, 33-57865, 33-57867, 33-57871, 333-03989, 333-50035, 333-69823, 333-81471, 333-36540, 333-36538, 333-52278, 333-104934, 333-116488, 333-116502, 333-118152, 333-118153, 333-118154, 333-147923, 333-147924, 333-158895, 333-158896, 333-181692 and 333-197042) of BB&T Corporation of our report dated February 25, 2015 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

February 25, 2015